Exhibit 99.1

Meta Financial Group, Inc.® Reports Results for 2018 Fiscal Fourth Quarter and Fiscal Year

Delivers Record Earnings of $51.6 million for Fiscal Year 2018, Representing 15% Growth over the Prior Year

Brad Hanson Promoted to Chief Executive Officer

Sioux Falls, S.D., October 30, 2018 (GLOBE NEWSWIRE) – Meta Financial Group, Inc.® (Nasdaq: CASH) (“Meta” or the “Company”) net income for the fiscal year ended September 30, 2018 grew to $51.6 million, or $1.67 per diluted share, increasing from $44.9 million, or $1.61 per diluted share, for the fiscal year ended September 30, 2017. The Company’s fiscal 2018 fourth quarter net income was $8.7 million, or $0.24 per diluted share, compared to $1.7 million, or $0.06 per diluted share, for the fiscal 2017 fourth quarter. All share and per share data reported in this release for all periods presented has been adjusted to reflect the 3-for-1 forward stock split announced on August 28, 2018 and effected by the Company on October 4, 2018.

The 2018 fourth quarter pre-tax results included a $7.0 million loss on the sale of securities due to the Company’s balance sheet restructuring related to the Crestmark acquisition, $3.2 million of merger and acquisition-related expenses, and $3.1 million of non-interest expense charges related to platform consolidation and operational synergies, mostly from previous acquisitions related to the tax services divisions. These operational synergies, appearing primarily in compensation expense and legal expense, are expected to save the Company approximately $3.0 million to $3.6 million per year beginning in fiscal 2019. During the fiscal 2018 fourth quarter, the Company also recognized a $4.6 million tax benefit from amending a historical tax return of Crestmark Bancorp, Inc., which the Company acquired on August 1, 2018.

“Fiscal 2018 was marked by several transformative developments, including the successful close of the Crestmark acquisition and the integration of Crestmark’s operations in the fourth fiscal quarter,” said President and CEO Brad Hanson. “This immediately accretive transaction provides Meta with a national commercial and industrial lending platform and provides complementary cross-selling opportunities that our expanded, talented team is already hard at work executing on.”

“Fiscal 2018 also included a successful tax season, the renewal of multi-year agreements with two of our largest prepaid partners and new relationships in our national consumer lending business – all of which are expected to support our unique and diversified financial services platform and contribute to our continued success in delivering value to customers and shareholders,” added Hanson. “With record fiscal year earnings of $51.6 million, 122% year-over-year growth in total net loans and leases and net interest income which increased 40% from the prior year to $130.5 million, we are very pleased with the quality of our financial performance during a year of intense change.”

Highlights for the 2018 Fiscal Fourth Quarter and Year Ended September 30, 2018

•

Total net loans and leases receivable increased $1.61 billion, or 122%, to $2.93 billion at September 30, 2018, compared to September 30, 2017. When excluding Crestmark loans and leases, total net loans and leases receivables increased $454.0 million, or 34%, at September 30, 2018, compared to September 30, 2017. Crestmark loans and leases receivable were acquired at a fair value of $1.05 billion on August 1, 2018 and grew to $1.16 billion at September 30, 2018.

•

Net interest income was $48.5 million for the 2018 fiscal fourth quarter, an increase of $24.0 million, or 98%, compared to $24.5 million for the fourth quarter of 2017. Total fiscal year 2018 net interest income was $130.5 million, representing a $37.3 million, or 40% increase from $93.2 million over the prior fiscal year.

•

Net interest margin was 4.05% for the fiscal fourth quarter of 2018, increasing from 2.64% over the same period of the prior year, while the tax-equivalent net interest margin (“NIM”) increased to 4.27% from 3.13% over that same period. Net interest margin for the 2018 fiscal year was 3.14% compared to 2.58% during fiscal year 2017, while NIM increased to 3.41% for fiscal year 2018 from 3.05% for fiscal year 2017. The increase in net interest margin and NIM was primarily attributable to the Crestmark acquisition.

•

The Company recorded a provision for loan and lease losses of $4.7 million in the 2018 fiscal fourth quarter, compared to a recovery of $0.1 million in the 2017 fiscal fourth quarter. During the 2018 fiscal fourth quarter, the Company charged off $14.7 million in loans and leases, $11.3 million of which were tax services loans.

•

Card and deposit fee income totaled $21.0 million for the 2018 fiscal fourth quarter, a decrease of $5.9 million, or 22%, when compared to the same quarter in 2017. When excluding declining residual fee income related to the wind-down of the Company’s relationships with two non-strategic payments partners, the change in card and deposit fee income would have been flat for the 2018 fiscal fourth quarter compared to the same period of the prior year. Total fiscal year 2018 card and deposit fee income was $98.9 million, compared to $95.4 million for the prior fiscal year.

•

The Company recorded a loss on sale of securities of $7.0 million during the 2018 fiscal fourth quarter, which was associated with a balance sheet restructuring related to closing of the Crestmark acquisition, compared to a loss of $1.0 million during the comparable prior fiscal year period.

•

Rental income from the Crestmark division’s equipment finance business added $7.3 million to Meta’s 2018 fiscal fourth quarter non-interest income, partially offset by $5.4 million of corresponding operating lease depreciation expense.

•

The Company recorded an income tax benefit of $7.6 million for the three months ended September 30, 2018, compared to a benefit of $1.0 million for the same period of the prior year. The 2018 fiscal fourth quarter income tax benefit included a $4.6 million tax benefit recognized by the Company as a result of amending a historical tax return of Crestmark Bancorp, Inc. During the 2018 fiscal fourth quarter, the Company also recognized an investment tax credit related to alternative energy leasing initiatives, which reduced its income tax expense by $4.0 million for the quarter.

•

Compensation and benefits expense for the 2018 fiscal fourth quarter was $30.1 million, an increase of $8.2 million, or 37%, from the 2017 fiscal fourth quarter primarily due to employees joining the Company from the Crestmark acquisition, and to a lesser extent with increased staffing to support the Company’s other growing business line initiatives.

•	The Company’s 2018 fiscal fourth quarter average assets grew to $5.38 billion, compared to $4.03 billion in the 2017 fourth quarter, an increase of 33%, primarily driven by the Crestmark acquisition.

•	The Payments division’s average deposits increased $111.5 million, or 5%, to $2.36 billion for the 2018 fiscal fourth quarter when compared to the same quarter of fiscal 2017.

•	Non-performing assets (“NPAs”) were 0.72% of total assets at September 30, 2018, compared to 0.72% at September 30, 2017.

Business Updates

•

As announced in a separate press release today, the Company has appointed Brad Hanson, currently President of Meta Financial Group, MetaBank and Meta Payment Systems, to the additional role of Chief Executive Officer, effective immediately. Hanson will also continue to serve on the Meta Board. Hanson replaces J. Tyler Haahr, who has stepped down as Chief Executive Officer. It is expected that Haahr will remain Chairman of the Board and an employee through the Company’s Annual Meeting of stockholders expected to be held in January 2019. Frederick V. Moore, currently Lead Director and Vice Chairman, has been appointed to serve as Chairman of the Board effective following the date of the Annual Meeting.

•

The Company continues to expect fiscal year 2019 earnings per common share to be in the range of $2.30 to $2.70, excluding the effects related to Company executive transition costs. The Company estimates one-time executive transition agreement costs to reduce earnings per common share up to $0.15 in fiscal 2019, which costs the Company expects to incur in the quarter ending March 31, 2019. The Company also affirms the earnings outlook for fiscal year 2020 GAAP earnings per common share to be in the range of $3.10 to $3.80.

•

On October 5, 2018, Meta common stock began trading on a split-adjusted basis as a result of the 3-for-1 forward stock split with respect to Meta’s common stock, which was previously announced on August 28, 2018 and effected on October 4, 2018. As a result of the stock split, the number of issued and outstanding shares of Meta common stock increased to 39.2 million shares, which includes shares issued pursuant to the Crestmark acquisition.

•

The Company also announced on August 28, 2018 that its board of directors approved an increase in the quarterly common stock dividend paid on October 1, 2018 to $0.05 per share, or $0.20 annualized (which amounts reflect the effectiveness of the stock split), representing a 15.4% increase over the quarterly dividend paid in the prior quarter (as adjusted to give effect to the stock split).

•

On August 1, 2018, Meta closed the previously announced acquisition of Crestmark Bancorp, Inc. and Crestmark Bank. The following table summarizes the preliminary fair value estimates for each major class of assets acquired and liabilities assumed for the Crestmark acquisition:

As of August 1, 2018
(Dollars in Thousands)
Fair value of consideration paid
Stock issued	295,773

Total consideration paid	295,773

Fair value of assets acquired
Cash and cash equivalents	58,858
Investment and MBS securities	26,926
Loans and leases held for sale	17,494
Loan and lease receivables	1,046,010
Federal Home Loan Bank stock, at cost	33
Accrued interest receivable	5,381
Premises, furniture, and equipment	18,458
Rental equipment	98,977
Foreclosed real estate and repossessed assets	1,209
Intangible assets	34,759
Other assets	14,086

Total assets	1,322,192
Fair value of liabilities assumed
Certificate of deposits	291,713
Wholesale certificate of deposits	828,953
Short-term debt	11,643
Long-term debt	3,609
Note payable	25,249
Accrued interest payable	3,581
Accrued expenses and other liabilities	63,052

Total liabilities assumed	1,227,799
Fair value of non-controlling interest assumed
Non-controlling Interest	3,167

Total Non-controlling Interest	3,167
Fair value of net assets acquired	91,226

Goodwill resulting from acquisition	204,548

Financial Summary

Revenue

Total revenue for the fiscal 2018 fourth quarter was $73.2 million, compared to $54.3 million for the same quarter in fiscal 2017, an increase of $18.8 million, or 35%, primarily due to increases in loan and lease interest income and rental income, offset in part by an increase in interest expense and a decrease in card fee income.

Net Income

The Company recorded net income of $8.7 million, or $0.24 per diluted share, for the three months ended September 30, 2018, compared to net income of $1.7 million, or $0.06 per diluted share, for the same quarter of fiscal 2017. The increase in net income was due primarily to an increase of $24.0 million in net interest income and a net increase in income tax benefit of $6.6 million, partially offset by a $12.9 million increase in non-interest expense, a $5.2 million decrease in non-interest income, and a $4.9 million increase in provision for loan and lease losses.

The 2018 fiscal fourth quarter pre-tax results included a $7.0 million loss on the sale of securities, $3.2 million of merger and acquisition-related expenses, and $3.1 million of expense charges related to operational synergies. During the fiscal 2018 fourth quarter, the Company also recognized a $4.6 million tax benefit as a result of amending a historical tax return of Crestmark Bancorp, Inc. The Company also recorded $4.0 million in investment tax credits related to alternative energy leasing initiatives in the Crestmark division. Amortization of intangible assets expense of $3.6 million and non-cash stock-related compensation expense of $1.3 million associated with executive officer employment agreements were also included in the fiscal 2018 fourth quarter results (see the Select Quarterly Expenses table below).

Net Interest Income

Net interest income for the fiscal 2018 fourth quarter was $48.5 million, up $24.0 million, or 98%, from the same quarter in 2017. The increase in net interest income from the prior year was driven primarily by the acquired loans and leases from the Crestmark acquisition along with strong loan growth in the Company’s existing portfolios. The quarterly average outstanding balance of loans from all sources as a percentage of interest-earning assets increased from 35% as of the end of the 2017 fiscal fourth quarter to 52% as of the end of the 2018 fiscal fourth quarter. In addition, the Company’s securities portfolio decreased from 63% of interest-earning assets in the 2017 fiscal fourth quarter to 46% of interest-earning assets in the fiscal fourth quarter of 2018, and within that portfolio, the lower-yielding agency mortgage-backed securities (“MBS”) decreased from 20% of interest-earning assets in the 2017 fiscal fourth quarter to 11% of interest-earning assets for the same quarter in fiscal 2018. Net interest income for the 2018 fiscal fourth quarter increased $20.1 million from the Company’s 2018 fiscal third quarter, primarily due to an increase in higher-yielding loan and lease balances from the Crestmark acquisition during the quarter, partially offset by an increase in interest expense related to wholesale deposits.

During the fiscal 2018 fourth quarter, the Company completed a balance sheet restructuring to better position the balance sheet for loan growth that Meta’s commercial finance division is expected to produce in the near term. Meta sold approximately $260 million of lower-yielding securities, the proceeds of which were partially reinvested during the 2018 fiscal fourth quarter, with the remaining proceeds anticipated to be invested in loans throughout fiscal 2019. The securities sold as part of the restructuring generated a loss of $7.0 million and were sold at a low-weighted average tax-equivalent book yield that was not providing attractive incremental leverage value. Management expects that the restructuring will have an earn-back of approximately 1.6 years. This balance sheet restructuring, once fully invested, is expected to positively impact net interest income and net interest margin over the near term.

Net Interest Margin

NIM was 4.27% in the fiscal 2018 fourth quarter, an increase of 114 basis points from 3.13% in the fourth quarter of fiscal 2017. Excluding the change in the corporate tax rate resulting from the Tax Cuts and Jobs Act (the “Tax Act”), the reported NIM in the fiscal 2018 fourth quarter would have been 4.42%. The net effect of purchase accounting accretion contributed 12 basis points to the NIM for the fourth quarter of fiscal 2018.

The overall reported tax-equivalent yield (“TEY”) on average-earning asset yields increased by 164 basis points to 5.25% when comparing the fiscal 2018 fourth quarter to the fiscal 2017 fourth quarter, driven primarily by the Company’s improved earning asset mix, which was attributable to loans and leases acquired as part of the Crestmark acquisition as well as through organic growth in the Company’s loan portfolio. The effect of purchase accounting accretion contributed 12 basis points to the TEY on average-earnings assets for the fourth quarter of fiscal 2018.

The fiscal 2018 fourth quarter TEY on the Company’s securities portfolio decreased by 10 basis points to 3.09% compared to the comparable quarter in the prior fiscal year, primarily due to the adoption of the Tax Act, which lowered the TEY on the Company’s tax-exempt securities. Had corporate tax rates not changed due to the Tax Act, reported securities portfolio TEY would have increased to 3.40% for the fiscal 2018 fourth quarter.

The Company’s average interest-earning assets for the fiscal 2018 fourth quarter grew by $1.07 billion, or 29%, to $4.75 billion from the same quarter last year, primarily as a result of loans and leases acquired in the Crestmark acquisition, along with organic growth in the Company’s loan portfolio.

Overall, the Company’s cost of funds for all deposits and borrowings averaged 1.01% during the fiscal 2018 fourth quarter, compared to 0.50% for the fiscal 2017 fourth quarter. This increase was primarily due to a rising interest rate environment affecting overnight borrowing rates, as well as certain wholesale fundings and the acquired interest-bearing deposits from the Crestmark acquisition. The Company’s overall cost of deposits was 0.78% in the fiscal fourth quarter of 2018, compared to 0.24% in the same quarter of fiscal 2017. When excluding wholesale deposits, the Company’s cost of deposits for the fourth quarter of fiscal 2018 would have been 0.15%.

Non-Interest Income

Fiscal 2018 fourth quarter non-interest income of $24.6 million decreased $5.2 million, or 17%, from $29.8 million in the same quarter of fiscal 2017, primarily due to an increase in the loss on sale of securities of $7.8 million and a decrease in card and deposit fee income of $5.9 million, or 22%, offset in part by increases in rental income of $7.3 million, other income of $1.1 million, and gain on sale of loans and leases of $0.4 million.

The increase in the loss on sale of securities was due to the Company’s balance sheet restructuring related to the Crestmark acquisition, as discussed in further detail in the Investments section below.

Card and deposit fee income totaled $21.0 million for the 2018 fiscal fourth quarter, a decrease of $5.9 million, or 22%, when compared to the same quarter in 2017. A reduction in residual fee income related to the wind-down of the Company’s relationships with two non-strategic payments partners led to a decrease in card and deposit fee income when comparing the fiscal 2018 fourth quarter to the same period of the prior fiscal year. When excluding declining residual fee income, the change in card and deposit fee income would have been flat when comparing the fiscal 2018 fourth quarter to the same period of the prior fiscal year. The Company expects growth in card and deposit fee income to be moderated by declining residual fee income during fiscal year 2019.

The new activity in the line items of rental income and gain on sale of loans and leases were attributable to the Crestmark division. Rental income is related to the operating leases that were acquired through the Crestmark acquisition. Included in rental income for the fourth fiscal quarter of 2018 is $1.0 million of above-market lease premium amortization. Gain on sale of loans and leases is recognized when the Company sells the guaranteed portion of SBA and USDA loans, along with the sale of lease and lease payment streams, both of which are attributable to the Crestmark division.

Non-Interest Expense

Non-interest expense increased $12.9 million, or 24%, to $66.6 million for the fiscal 2018 fourth quarter, compared to the same quarter in fiscal 2017, primarily due to an $8.2 million increase in compensation and benefits expense, a $5.4 million increase in operating lease equipment depreciation expense, a $3.8 million increase in legal and consulting expense, a $2.5 million increase in other expense, a $1.7 million increase in amortization of intangibles expense, and a $1.4 million increase in occupancy and equipment expense. The non-interest expense for the 2017 fiscal fourth quarter included $10.2 million in intangible impairment expense, related to the non-renewal of the H&R Block tax advance relationship, compared to an immaterial amount of intangible impairment during the fiscal 2018 fourth quarter.

The increase in compensation and benefits expense was due in part to (i) employees joining the Company as part of the Crestmark acquisition, (ii) increased staffing to support the Company’s other growing business line initiatives and (iii) $0.9 million in separation agreement-related expenses recorded during the fiscal 2018 fourth quarter. Legal and consulting expense increased due to acquisition-related expenses, platform consolidation and operational synergies efforts from previous acquisitions relating to the tax services divisions. The increases in occupancy and equipment, amortization of intangibles, and other expense for the three months ended September 30, 2018 compared to the same period of the prior fiscal year are primarily attributable to the Crestmark acquisition.

Income Tax Expense

The Company recorded an income tax benefit of $7.6 million for the fiscal 2018 fourth quarter, compared to an income tax benefit of $1.0 million for the fiscal 2017 fourth quarter. For the 2018 fiscal year, the effective tax rate was 9.0%, compared to 18.6% for the 2017 fiscal year.

Through the Crestmark acquisition, Meta acquired an experienced team and sophisticated processes for evaluating, underwriting, and managing alternative energy tax credit leasing opportunities. During the fiscal 2018 fourth quarter, the Company recognized an investment tax credit, which reduced the Company’s income tax expense by $4.0 million. The timing and impact of solar tax credits are expected to vary from period to period, and Meta intends to undertake only those tax credit opportunities that meet the Company’s underwriting criteria.

The fiscal 2018 fourth quarter tax benefit also included a $4.6 million benefit recognized by the Company as a result of amending a historical tax return of Crestmark Bancorp, Inc.

Loans and Leases

Total net loans and leases receivable increased $1.61 billion, or 122%, to $2.93 billion at September 30, 2018 from $1.32 billion at September 30, 2017, which was primarily attributable to loans and leases acquired pursuant to the Crestmark acquisition. When excluding loans and leases acquired as part of the Crestmark acquisition, total net loans and leases receivable increased $454.0 million, or 34%, during fiscal year 2018. Crestmark loans and leases receivable were acquired at a fair value of $1.05 billion on August 1, 2018 and grew to $1.16 billion at September 30, 2018.

Excluding the Crestmark division, national lending loans and leases increased $291.4 million, or 74%, at September 30, 2018 compared to September 30, 2017. Within the national lending portfolios, commercial finance loans and leases increased $95.4 million from September 30, 2017 to September 30, 2018, primarily driven by an increase of $87.4 million, or 35%, in commercial insurance premium finance loans. The consumer finance portfolio increased $195.1 million, largely driven by consumer credit products, an asset-based consumer warehouse line of credit, and the Company’s student loan portfolio.

Community banking loans grew $167.6 million, or 18%, at September 30, 2018 compared to September 30, 2017, due to growth in commercial real estate loans of $163.1 million and residential mortgage loans of $26.8 million, offset in part by a decrease in agricultural loans of $34.9 million.

The combined allowance for loan and lease losses and fair value marks was $24.4 million, or 0.8%, of the total loan portfolio at September 30, 2018, compared to an allowance for loan loss of $7.5 million, or 0.6% of the total loan portfolio at September 30, 2017. The Company’s allowance for loans and leases was $13.0 million at September 30, 2018, compared to an allowance of $7.5 million at September 30, 2017, driven by increases in the allowance of $2.8 million in the Company’s student loan portfolio, $1.0 million related to Crestmark division loan and lease losses and $0.8 million related to consumer credit products. The remainder of the increase in the allowance is attributable to growth in the Company’s community banking and commercial insurance premium finance lending portfolios.

Provision for loan and lease losses was $4.7 million for the quarter ended September 30, 2018, compared to a recovery of $0.1 million for the comparable period in the prior fiscal year. Net charge offs were $13.6 million for the quarter ended September 30, 2018, of which $11.3 million were related to charging-off the majority of the remaining balances of tax services loans.

For fiscal year 2018, the Company recorded a provision for loan and lease losses of $29.4 million, compared to $10.6 million for the prior fiscal year. The increase in provision for loan and lease losses for fiscal year 2018 compared to fiscal 2017 is primarily due to the Company retaining all tax advance loans originated during the 2018 tax season, as opposed to the previous year when most of those loans were sold. The Company had net charge-offs of $23.9 million for the year-ended September 30, 2018.

Credit Quality

The Company’s NPAs at September 30, 2018 were $41.8 million, representing 0.72% of total assets, compared to $37.9 million, or 0.72% of total assets, at September 30, 2017. The increase in NPAs is primarily attributable to the acquired loans and leases from the Crestmark acquisition, along with increases related to loan growth in the commercial insurance premium finance, student loan, and tax services portfolios. Partially offsetting the increase in NPAs at September 30, 2018 compared to September 30, 2017 was the payment in full of a previously disclosed $7.0 million nonperforming agricultural loan relationship during the first quarter of fiscal 2018.

Investments

Investment securities and MBS decreased by $231.2 million, or 10%, to $2.03 billion at September 30, 2018, compared to September 30, 2017, including a decrease in MBS of $328.2 million, offset in part by an increase in other investment securities of $97.0 million. The Company anticipates further contraction in the securities portfolio as the Company expects to continue to use cash flow from its amortizing securities portfolio to fund loan growth.

Average TEY on the securities portfolio decreased 10 basis points to 3.09% in the fourth quarter of fiscal 2018 from 3.19% in the same quarter of fiscal 2017. Overall TEY of other investment securities decreased by 44 basis points to 3.21% in the fourth quarter of fiscal 2018 from 3.65% in the same period of fiscal 2017, primarily attributable to the effects of the Tax Act and a reduction of TEY due to the Company’s reduced overall tax rate. Average yields increased within MBS by 49 basis points to 2.72% in the fourth quarter of fiscal 2018 from 2.23% in the same quarter of fiscal 2017. Average yields on asset-backed securities increased to 3.26% in the fourth quarter of fiscal 2018 from 2.90% in the same quarter of fiscal 2017.

The TEY on the total securities portfolio of 3.09% for the fourth fiscal quarter of 2018 reflects the lowered corporate prorated tax rate on the Company’s tax-exempt municipal portfolio. Had corporate tax rates not changed due to the Tax Act, reported total securities portfolio yield would have been 3.40%, and the TEY of investment securities would have been 3.75% at the previous corporate rate. The 3.23% overall TEY of tax-exempt investment securities reflects the lowered corporate prorated tax rate.

When comparing the fourth quarter of fiscal 2018 to the third quarter of fiscal 2018, average TEY on the total securities portfolio decreased by two basis points to 3.09% from 3.11%, of which investment securities TEY decreased 11 basis points from 3.34% to 3.23%, and MBS increased 16 basis points from 2.56% to 2.72%.

As previously noted, during the fiscal 2018 fourth quarter, after the closing of the Crestmark acquisition and after board approval, the Company completed a balance sheet restructuring to better position the balance sheet for the loan growth which Meta’s commercial finance division produces and is expected to produce in the near term. Meta sold approximately $260 million of lower-yielding securities, over 80% of which were lower-yielding agency MBS. Removing these securities from the Company’s securities portfolio should provide for an improved overall securities portfolio yield and an improved earning asset mix.

During the fiscal 2018 fourth quarter, the Company primarily purchased U.S. Government-related floating rate asset-backed securities in continuing to execute its investment strategy of primarily owning U.S. Government-related securities and U.S. Government-related MBS, as well as AAA- and AA- rated non-bank qualified municipal bonds and higher percentages of floating rate bonds. To a lesser extent, the Company purchased municipal housing bonds, all of which are tax-exempt and also backed, or collateralized, by Ginnie Mae, Fannie Mae, or Freddie Mac, thereby enhancing credit quality, as well as an agency MBS.

Deposits, Other Borrowings and Other Liabilities

Total end-of-period deposits increased $1.21 billion, or 37%, to $4.43 billion at September 30, 2018, compared to September 30, 2017, primarily attributable to the fair value of deposits acquired on August 1, 2018 in the Crestmark acquisition, which included $829.0 million in wholesale deposits and $291.7 million in certificates of deposits.

Total average deposits for the 2018 fiscal fourth quarter increased by $1.03 billion, or 33%, compared to the same period in fiscal 2017. Average wholesale deposits increased $778.6 million, or 142%, and non-interest bearing deposits increased $88.9 million, or 4%, for the 2018 fiscal fourth quarter when compared to the same period in fiscal 2017. The Payments division’s average deposits increased $111.5 million, or 5%, to $2.36 billion for the 2018 fiscal fourth quarter when compared to the same quarter of 2017.

The average balance of total deposits and interest-bearing liabilities was $4.58 billion for the three-month period ended September 30, 2018, compared to $3.53 billion for the same period in fiscal 2017, representing an increase of 30%.

Capital Ratios

The Company and the Bank remain above the federal regulatory minimum capital requirements to remain classified as well-capitalized institutions. Regulatory capital ratios of the Company and the Bank at September 30, 2018 are stated in the table below.

The tables below also include certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis.

Regulatory Capital Data (1)

At September 30, 2018	Company	MetaBank	Minimum Requirement For Capital Adequacy Purposes	Minimum Requirement to Be Well Capitalized Under Prompt Corrective Action Provisions
Tier 1 leverage ratio	8.50%	9.75%	4.00%	5.00%
Common equity Tier 1 capital ratio	10.56%	12.50%	4.50%	6.50%
Tier 1 capital ratio	10.97%	12.56%	6.00%	8.00%
Total qualifying capital ratio	13.18%	12.89%	8.00%	10.00%

(1)	Regulatory ratios are estimated.

The following table provides certain non-GAAP financial measures used to compute certain of the ratios included in the table above, as well as a reconciliation of such non-GAAP financial measures to the most directly comparable financial measure in accordance with GAAP:

Standardized Approach (1) September 30, 2018
(Dollars in Thousands)
Total stockholders’ equity	$747,726
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	299,456
LESS: Certain other intangible assets	64,716
LESS: Net unrealized gains (losses) on available-for-sale securities	(33,114)
LESS: Non-controlling interest	3,574
LESS: Unrealized currency gains (losses)	3

Common Equity Tier 1 (1)	413,091
Long-term debt and other instruments qualifying as Tier 1	13,661
Tier 1 minority interest not included in common equity tier 1 capital	2,118

Total Tier 1 capital	428,870

Allowance for loan and lease losses	13,185
Subordinated Debentures (net of issuance costs)	73,491

Total qualifying capital	515,546

(1)

Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes are being fully phased in through the end of 2021.

The following table provides a reconciliation of tangible common equity used in calculating tangible book value data.

September 30, 2018
(Dollars in Thousands)
Total Stockholders’ Equity	$747,726
Less: Goodwill	303,270
Less: Intangible assets	70,719

Tangible common equity	373,737

Less: Accumulated Other Comprehensive Income (Loss) (“AOCI”)	(33,111)

Tangible common equity excluding AOCI (Loss)	406,848

Due to the predictable, quarterly cyclicality of non-interest bearing deposits in connection with tax season business activity, management believes that a six-month capital calculation is a useful metric to monitor the Company’s overall capital management process. As such, the Bank’s six-month average Tier 1 leverage ratio, Common equity Tier 1 capital ratio, Tier 1 capital ratio, and Total qualifying capital ratio as of September 30, 2018 were 10.64%, 16.84%, 16.92%, and 17.37%, respectively.

The following table shows notable selected income statement items from the fourth quarter of fiscal 2018:

For the Quarter Ended	September 30, 2018
Selected Income Statement Effects
Loss on Sale of Securities (pre-tax)	6,979
Amended historical tax return of Crestmark Bancorp, Inc. (tax benefit)	4,644
M&A Expenses (pre-tax)	3,215
Operational Synergies (pre-tax)	3,051

Forward-Looking Statements

The Company and the Bank may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the Securities and Exchange Commission (“SEC”), the Company’s reports to stockholders, and in other communications by the Company and the Bank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in or implied by these forward-looking statements. Such statements address, among others, the following subjects: future operating results; customer retention; loan and other product demand; important components of the Company’s statements of financial condition and operations; growth and expansion; new products and services, such as those offered by the Bank or MPS, a division of the Bank; credit quality and adequacy of reserves; technology; and the Company’s employees. The following factors, among others, could cause the Company’s financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: risks relating to the recently-announced management transition, the expected growth opportunities, beneficial synergies and/or operating efficiencies from the Crestmark acquisition may not be fully realized or may take longer to realize than expected; customer losses and business disruption related to the Crestmark acquisition; unanticipated or unknown losses and liabilities may be incurred by the Company following the completion of the Crestmark acquisition; maintaining our executive management team; the strength of the United States’ economy, in general, and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development and acceptance of new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third parties, including, in connection with the Company’s refund advance business, the risks of reduced volume of refund advance loans as a result of reduced customer demand for or acceptance or usage of Meta’s strategic partners’ refund advance products; any actions which may be initiated by our regulators in the future; the impact of changes in financial services laws and regulations, including, but not limited to, laws and regulations relating to the tax refund industry and the insurance premium finance industry; our relationship with our primary regulators, the Office of the Comptroller of the Currency and the Federal Reserve, as well as the Federal Deposit Insurance Corporation, which insures the Bank’s deposit accounts up to applicable limits; technological changes, including, but not limited to, the protection of electronic files or databases; acquisitions; litigation risk, in general, including, but not limited to, those risks involving the Bank’s divisions; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by the Bank of its status as a well-capitalized institution, particularly in light of our growing deposit base, a portion of which has been characterized as “brokered;” changes in consumer spending and saving habits; and the success of the Company at maintaining its high-quality asset level and managing and collecting assets of borrowers in default should problem assets increase.

The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended September 30, 2017, and in other filings made with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances or future events, or for any other reason.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in Thousands, Except Share and per Share Data)

ASSETS	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Cash and cash equivalents	$99,977	$71,276	$107,563	$1,300,409	$1,267,586
Investment securities available for sale	1,487,960	1,351,538	1,418,862	1,392,240	1,106,977
Mortgage-backed securities available for sale	364,065	575,999	654,890	600,112	586,454
Investment securities held to maturity	165,881	216,160	226,618	235,024	449,840
Mortgage-backed securities held to maturity	7,850	8,218	8,393	8,468	113,689
Loans and leases held for sale	15,606	—	—	—	—
Loans and leases receivable	2,944,739	1,597,294	1,517,616	1,509,140	1,325,371
Allowance for loan and lease loss	(13,040)	(21,950)	(27,078)	(8,862)	(7,534)
Federal Home Loan Bank Stock, at cost	23,400	7,446	17,846	57,443	61,123
Accrued interest receivable	22,016	17,825	17,604	21,089	19,380
Premises, furniture, and equipment, net	40,458	20,374	20,278	20,571	19,320
Rental equipment	107,290	—	—	—	—
Bank-owned life insurance	87,293	86,655	86,021	85,371	84,702
Foreclosed real estate and repossessed assets	31,638	29,922	30,050	128	292
Goodwill	303,270	98,723	98,723	98,723	98,723
Intangible assets	70,719	46,098	47,724	50,521	52,178
Prepaid assets	27,906	23,211	26,342	29,758	28,392
Deferred taxes	18,737	23,025	20,939	5,379	9,101
Other assets	29,302	17,345	29,302	12,449	12,738

Total assets	$5,835,067	$4,169,159	$4,301,693	$5,417,963	$5,228,332

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Non-interest-bearing checking	$2,405,274	$2,637,987	$2,850,886	$2,779,645	$2,454,057
Interest-bearing checking	111,587	103,065	123,398	84,390	67,294
Savings deposits	54,765	57,356	65,345	53,535	53,505
Money market deposits	51,995	45,115	48,070	47,451	48,758
Time certificates of deposit	276,180	57,151	71,712	128,220	123,637
Wholesale deposits	1,531,186	620,959	181,087	420,404	476,173

Total deposits	4,430,987	3,521,633	3,340,497	3,513,645	3,223,424
Short-term debt	425,759	27,290	315,777	1,313,401	1,404,534
Long-term debt	88,963	85,580	85,572	85,552	85,533
Note payable	20,361	—	—	—	—
Accrued interest payable	7,794	3,705	1,315	4,065	2,280
Accrued expenses and other liabilities	113,477	87,038	114,829	63,595	78,065

Total liabilities	5,087,341	3,725,246	3,857,990	4,980,258	4,793,836

STOCKHOLDERS’ EQUITY
Preferred stock, 3,000,000 shares authorized, no shares issued or outstanding at September 30, 2018, June 30, 2018, March 31, 2018, December 31, 2017 and September 30, 2017.	—	—	—	—	—
Common stock, $.01 par value; 90,000,000, 90,000,000, 30,000,000, 15,000,000, and 15,000,000 shares authorized, 39,241,629, 29,164,578, 29,161,608, 29,056,194, and 28,879,273 shares issued and 39,167,280, 29,101,605, 29,098,773, 28,994,538 and 28,867,785 shares outstanding at September 30, 2018, June 30, 2018, March 31, 2018, December 31, 2017, and September 30, 2017. (1)	131	97	97	96	96
Common stock, Nonvoting, $.01 par value; 3,000,000 shares authorized, no shares issued or outstanding at September 30, 2018, June 30, 2018, March 31, 2018, December 31, 2017, and September 30, 2017.	—	—	—	—	—
Additional paid-in capital	566,073	267,804	265,685	262,872	258,336
Retained earnings	213,048	206,284	200,753	170,578	167,164
Accumulated other comprehensive (loss) income	(33,111)	(28,601)	(21,166)	5,782	9,166
Treasury stock, at cost, 74,349, 62,973, 62,835, 61,656, and 11,508 common shares at September 30, 2018, June 30, 2018, March 31, 2018, December 31, 2017, and September 30, 2017. (1)	(1,989)	(1,671)	(1,666)	(1,623)	(266)

Total equity attributable to parent	744,152	443,913	443,703	437,705	434,496
Non-controlling interest	3,574	—	—	—	—

Total stockholders’ equity	747,726	443,913	443,703	437,705	434,496

Total liabilities and stockholders’ equity	$5,835,067	$4,169,159	$4,301,693	$5,417,963	$5,228,332

(1)	Shares issued and outstanding have been adjusted for all periods presented to reflect the 3-for-1 forward stock split effected on October 4, 2018.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended			Year Ended
(Dollars in Thousands, Except Share and Per Share Data)	9/30/2018	6/30/2018	9/30/2017	9/30/2018	9/30/2017
Interest and dividend income:
Loans and leases receivable, including fees	$45,131	$19,056	$14,577	$98,475	$52,117
Mortgage-backed securities	3,724	3,950	4,226	15,479	16,571
Other investments	11,346	11,098	10,146	44,580	39,415

	60,201	34,104	28,949	158,534	108,103

Interest expense:
Deposits	8,057	2,264	1,890	15,163	6,051
FHLB advances and other borrowings	3,607	3,429	2,571	12,822	8,822

	11,664	5,693	4,461	27,985	14,873

Net interest income	48,537	28,411	24,488	130,549	93,230

Provision (recovery) for loan and lease losses	4,706	5,315	(144)	29,432	10,589

Net interest income after provision for loan and lease losses	43,831	23,096	24,632	101,117	82,641

Non-interest income:
Refund transfer product fees	526	7,358	508	41,879	38,956
Tax advance product fees	(36)	(46)	453	35,703	31,913
Card fees	19,536	22,807	26,694	94,446	94,707
Rental income	7,333	—	—	7,333	—
Loan and lease fees	1,025	1,111	848	4,470	3,882
Bank-owned life insurance	638	633	668	2,590	2,216
Deposit fees	1,487	1,134	228	4,451	736
(Loss) gain on sale of securities	(6,979)	(22)	838	(8,177)	(493)
Gain on sale of loans/leases	355	—	—	355	—
Loss on foreclosed real estate	—	—	(13)	(19)	(6)
Other income (loss)	728	250	(391)	1,494	261

Total non-interest income	24,613	33,225	29,833	184,525	172,172

Non-interest expense:
Compensation and benefits	30,093	24,439	21,919	109,044	88,728
Refund transfer product expense	85	1,694	292	11,750	11,885
Tax advance product expense	81	(19)	(257)	1,817	3,241
Card processing	5,485	7,068	5,753	26,283	24,130
Occupancy and equipment	5,653	4,720	4,263	19,740	16,465
Operating lease equipment depreciation expense	5,386	—	—	5,386	—
Legal and consulting	6,628	2,781	2,781	15,064	8,384
Marketing	1,037	416	656	2,674	2,117
Data processing	268	301	350	1,226	1,449
Intangible amortization expense	3,564	1,664	1,868	9,641	12,362
Intangible impairment	18	—	10,248	18	10,248
Other expense	8,342	5,988	5,873	25,589	20,654

Total non-interest expense	66,640	49,053	53,746	228,232	199,663

Income before income tax expense	1,804	7,268	719	57,410	55,150

Income tax expense (benefit)	(7,591)	476	(1,025)	5,117	10,233

Net income before non-controlling interest	9,395	6,792	1,744	52,293	44,917
Net income attributable to non-controlling interest	673	—	—	673	—

Net income attributable to parent	$8,722	$6,792	$1,744	$51,620	$44,917

Earnings per common share
Basic	$0.24	$0.23	$0.06	$1.68	$1.62

Diluted	$0.24	$0.23	$0.06	$1.67	$1.61

Shares used in computing earnings per share
Basic	35,711,400	29,099,472	28,082,457	30,737,499	27,741,276
Diluted	35,823,162	29,218,980	28,243,353	30,853,050	27,908,232

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Only the yield/rate has tax-equivalent adjustments. Non-Accruing loans have been included in the table as loans carrying a zero yield.

Three Months Ended September 30,	2018(1)			2017(2)
(Dollars in Thousands)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate
Interest-earning assets:
Cash and fed funds sold	$60,946	$532	3.47%	$73,189	$171	0.93%
Mortgage-backed securities	543,042	3,724	2.72%	751,364	4,226	2.23%
Tax exempt investment securities	1,314,380	8,069	3.23%	1,346,915	8,388	3.80%
Asset-backed securities	273,625	2,251	3.26%	109,231	799	2.90%
Other investment securities	74,408	494	2.63%	118,241	788	2.64%

Total investments	2,205,455	14,538	3.09%	2,325,751	14,201	3.19%
Total commercial finance loans and leases	1,091,459	27,035	9.83%	259,396	2,979	4.56%
Total consumer finance loans	302,633	5,922	7.76%	125,486	2,077	6.57%
Total tax services loans	13,210	(14)	(0.41)%	5,198	—	—%

Total national lending loans and leases (3)	1,407,302	32,943	9.29%	390,080	5,056	5.14%

Total community lending loans (4)	1,075,586	12,188	4.50%	885,993	9,521	4.26%

Total loans and leases	2,482,888	45,131	7.21%	1,276,073	14,577	4.53%

Total interest-earning assets	4,749,289	$60,201	5.25%	3,675,013	$28,949	3.61%

Non-interest-earning assets	631,289			359,438

Total assets	$5,380,578			$4,034,451

Interest-bearing liabilities:
Interest-bearing checking	90,627	56	0.24%	45,741	47	0.41%
Savings	55,163	10	0.07%	53,717	8	0.06%
Money markets	49,822	41	0.33%	48,823	26	0.21%
Time deposits	214,946	926	1.71%	103,992	260	0.99%
Wholesale deposits	1,328,128	7,024	2.10%	549,539	1,549	1.12%

Total interest-bearing deposits	1,738,686	8,057	1.84%	801,812	1,890	0.94%
FHLB advances	362,076	2,051	2.25%	179,750	619	1.37%
Overnight fed funds purchased	—	—	—%	174,380	656	1.49%
Subordinated debentures	73,466	1,158	6.25%	73,324	1,113	6.02%
Other borrowings	31,593	398	5.00%	17,568	183	4.13%

Total borrowings	467,135	3,607	3.06%	445,022	2,571	2.29%

Total interest-bearing liabilities	2,205,821	11,664	2.10%	1,246,834	4,461	1.42%
Non-interest-bearing deposits	2,375,499	$—	—%	2,286,630	$—	—%

Total deposits and interest-bearing liabilities	4,581,320	$11,664	1.01%	3,533,464	$4,461	0.50%

Other non-interest-bearing liabilities	146,148			64,065

Total liabilities	4,727,468			3,597,529
Shareholders’ equity	653,110			436,922

Total liabilities and shareholders’ equity	$5,380,578			$4,034,451

Net interest income and net interest rate spread including non-interest-bearing deposits		$48,537	4.24%		$24,488	3.11%

Net interest margin			4.05%			2.64%

Tax equivalent effect			0.22%			0.49%

Net interest margin, tax-equivalent (5)			4.27%			3.13%

(1)	Tax rate used to arrive at the TEY for the three months ended September 30, 2018 was 24.53%.
(2)	Tax rate used to arrive at the TEY for the three months ended September 30, 2017 was 35%.
(3)	Previously stated Specialty Finance Loans have been renamed as National Lending Loans. National Lending Loans are comprised of loan portfolios that are not generated by the Community Bank.
(4)	Previously stated Retail Bank loans have been renamed as Community Banking Loans.
(5)

Net interest margin expressed on a fully taxable equivalent basis (“net interest margin, tax equivalent”) is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the estimated income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income. We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.

The following table presents, for the periods indicated, loan and lease receivables balances of the Company’s lending portfolio.

	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
National Lending
Asset Based Lending	$477,917	$—	$—	$—	$—
Factored Receivables	284,221	—	—	—	—
Lease Receivables	265,315	—	—	—	—
CML Insurance Premium Finance	337,877	303,603	240,640	235,671	250,459
SBA/USDA	59,374	—	—	—	—
Other Commercial Finance	85,145	11,418	8,041	6,306	4,849

Commercial Finance (1)	1,509,849	315,021	248,681	241,977	255,308
Student Loans	168,663	176,253	184,184	190,707	123,742
Credit Products	80,605	26,583	—	—	—
Other Specialty Finance	65,000	—	—	—	—
Other Consumer Finance	21,093	18,091	17,758	18,430	16,487

Consumer Finance	335,361	220,927	201,942	209,137	140,229
Taxpayer Advances	1,073	14,281	57,008	43,970	—
ERO Advances	—	—	1,786	23,454	192

Tax Services	1,073	14,281	58,794	67,424	192

Total National Lending Loans and Leases	1,846,283	550,229	509,417	518,538	395,729
Community Banking
Commercial and Multifamily Real Estate	748,579	716,495	685,457	654,029	585,510
1-4 Family Real Estate	223,482	214,754	205,994	203,967	196,706
Agricultural Loans	60,498	60,096	58,773	85,999	95,394
Commercial Operating Loans	42,311	34,651	37,634	26,756	30,718
Consumer Loans	23,836	22,950	22,421	21,874	22,775

Total Community Banking Loans	1,098,706	1,048,946	1,010,279	992,625	931,103

Total Gross Loan and Lease Receivables (2)	2,944,989	1,599,175	1,519,696	1,511,163	1,326,832
Allowance for Loan and Lease Losses	(13,040)	(21,950)	(27,078)	(8,862)	(7,534)
Net Deferred Loan Origination Fees	(250)	(1,881)	(2,080)	(2,023)	(1,461)

Total Loan and Lease Receivables, net of allowance	$2,931,699	$1,575,344	$1,490,538	$1,500,278	$1,317,837

(1)	The September 30, 2018 balances in the table above included $11.4 million and $4.0 million of credit and interest rate marks related to the acquired loans and leases from the Crestmark acquisition.
(2)

Held for sale loan balances totaled $15.6 million at September 30, 2018 and are not included in the table above. Included in the held for sale balance was $1.5 million of an interest rate mark related to the acquired loans and leases from the Crestmark acquisition.

The following table presents, for the periods indicated, allowance for loan and lease loss activity.

(Dollars in thousands) (Unaudited)	Three Months Ended			Year Ended
Allowance for loan and lease loss activity	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Beginning balance	$21,950	$27,078	$14,968	$7,534	$5,635
Provision—tax services loans	1,009	1,189	(954)	21,344	7,612
Provision—all other loans and leases	3,697	4,126	810	8,089	2,976
Charge-offs—tax services loans	(11,295)	(10,507)	(7,083)	(21,802)	(7,842)
Charge-offs—all other loans and leases	(3,420)	(243)	(412)	(4,162)	(1,155)
Recoveries—tax services loans	31	1	200	454	229
Recoveries—all other loans and leases	1,068	306	5	1,583	79

Ending balance	$13,040	$21,950	$7,534	$13,040	$7,534

Selected Financial Information

At Period Ended:	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Equity to total assets	12.81%	10.65%	10.31%	8.08%	8.31%
Book value per common share outstanding	$19.09	$15.25	$15.25	$15.10	$15.05
Tangible book value per common share outstanding	$9.54	$10.28	$10.22	$9.95	$9.82
Tangible book value per common share outstanding excluding AOCI	$10.39	$11.26	$10.94	$9.75	$9.51
Common shares outstanding	39,167,280	29,101,605	29,098,773	28,994,538	28,867,785

Non-performing assets to total assets	0.72%	0.86%	0.84%	0.61%	0.72%
Full-time equivalent employees	1,219	932	916	878	827

	Three Months Ended			Year Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net interest margin	4.05%	2.94%	2.64%	3.14%	2.58%
Net interest margin, tax-equivalent	4.27%	3.23%	3.13%	3.41%	3.05%
Return on average assets	0.65%	0.64%	0.17%	1.12%	1.13%
Return on average equity	5.34%	6.11%	1.60%	10.44%	11.20%

Select Quarterly Expenses

(Dollars in Thousands)	Actual	Anticipated
For the Three Months Ended	Sep 30, 2018	Dec 31, 2018	Mar 31, 2019	Jun 30, 2019	Sep 30, 2019	Dec 31, 2019	Mar 31, 2020	Jun 30, 2020	Sep 30, 2020
Amortization of Intangibles (1)	$3,564	$4,383	$5,602	$4,383	$3,366	$2,683	$3,409	$2,640	$2,286
Executive Officer Stock Compensation (2)	$1,338	$941	$700	$708	$715	$593	$609	$609	$615

(1)	These amounts are based upon the current reporting period’s intangible assets only. This table makes no assumption for expenses related to future acquired intangible assets.
(2)

These amounts are based upon the employment agreements signed in the first and second quarters of fiscal 2017 by the Company’s two highest paid executives. This table makes no assumption for expenses related to any additional agreements entered into, or to be entered into, after such quarters.

Conference Call

The Company will host an earnings conference call and webcast at 4:00 p.m. CDT (5:00 p.m. EDT) on Tuesday, October 30, 2018. The live webcast of the call can be accessed from Meta’s Investor Relations website at www.metafinancialgroup.com. Telephone participants may access the live conference call by dialing (844) 461-9934 approximately 10 minutes prior to start time. Please ask to join the Meta Financial conference call, and provide conference ID 1367877 upon request. International callers should dial (636) 812-6634. A webcast replay will also be archived at www.metafinancialgroup.com for one year.

About Meta Financial Group®

Meta Financial Group, Inc. ® (Nasdaq: CASH) is the holding company for the financial services company MetaBank® (“Meta”). Founded in 1954, Meta has grown to operate in several different financial sectors: community banking, national lending, payments and tax services. Meta works with high-value niche industries, strategic-growth companies and technology adopters to grow their businesses and build more profitable customer relationships. Meta tailors solutions for bank and non-bank businesses, and provides a focused collaborative approach. The organization is helping to shape the evolving financial services landscape by directly investing in innovation and acquiring complementary businesses that strategically expand its suite of services. Meta has a national presence and over 1,200 employees, with corporate headquarters in Sioux Falls, S.D. For more information, visit the Meta Financial Group website or LinkedIn.

Investor Relations Contact:

Brittany Kelley Elsasser

Director of Investor Relations

605.362.2423

bkelley@metabank.com

Media Contact:

Bryan Locke/Jenny Gore/Jacob Crows

Sard Verbinnen & Co

312.895.4700

MetaFinancial-SVC@sardverb.com